EXHIBIT (12)

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                  THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
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                Computation of Ratio of Earnings to Fixed Charges
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Millions of Dollars

                                                                                     Years Ended June 30
                                                            ----------------------------------------------------------
                                                            1996         1997         1998         1999         2000
                                                            ------       -------      ------       ------       ------
EARNINGS AS DEFINED

  Earnings from operations before income taxes
    after eliminating undistributed earnings
    of equity method investees                              $4,695       $5,274       $5,704       $5,866       $5,474

  Fixed charges, excluding capitalized interest                576          534          639          751          811
                                                            ------       ------       ------       ------       ------
    TOTAL EARNINGS, AS DEFINED                              $5,271       $5,808       $6,343       $6,617       $6,285
                                                            ======       ======       ======       ======       ======

FIXED CHARGES, AS DEFINED

  Interest expense (including capitalized interest)         $  493       $  457       $  548       $  650       $  792
  1/3 of rental expense                                         92           77           91          101           89
                                                            ------       ------       ------       ------       ------
    TOTAL FIXED CHARGES, AS DEFINED                         $  585       $  534       $  639       $  751       $  881
                                                            ======       ======       ======       ======       ======

    RATIO OF EARNINGS TO FIXED CHARGES                         9.0         10.9          9.9          8.8          7.1
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